Exhibit 3.121

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

PT MAXWELL HOLDINGS, LLC

This Amended and Restated Limited Liability Company Operating Agreement (the “Restated Agreement”) is entered into as of this 29th day of March, 2006 by Toll Hudson LP, a New Jersey limited partnership, and Toll Hoboken LLC, a Delaware limited liability company (collectively, the “Members”).

WHEREAS, PT Maxwell Holdings LLC (the “Company”) was formed on March 4, 2005 upon the filing of the Certificate of Formation with the New Jersey Division of Revenue; and

WHEREAS, the Company was governed by an Operating Agreement, dated March 15, 2005 (the “Agreement”); and

WHEREAS, Pinnacle 1101 Ventures, L.L.C. (“Pinnacle”) owned a Fifty Percent (50%) membership interest (“Membership Interest”) in the Company;

WHEREAS, Pinnacle transferred its Membership Interest to Toll Hoboken LLC on November 2, 2005;

WHEREAS, the Members desires to amend and restate the Agreement;

NOW THEREFORE, THE MEMBERS, by execution of this Restated Agreement, hereby continue the Company as a limited liability company pursuant to the New Jersey Limited Liability Company Act, as amended from time to time (the “Act”), upon the following terms and conditions.

1.	Name. The name of the limited liability company is PT Maxwell Holdings, LLC.

2.	Purpose. The Company is formed for the purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be organized under the Act.

3.	Fiscal Year. The fiscal year of the Company (the “Fiscal Year”) shall end on the fiscal year end required for U.S. federal income tax purposes. The Members are authorized to make all elections for tax or other purposes as they may deem necessary or appropriate in such connection, including the establishment and implementation of transition periods.

4.

Powers. In furtherance of its purposes, the Company shall have the power and is hereby authorized to do any and all acts necessary or convenient to carry out any and all of the objectives and purposes of the Company and to perform all acts in furtherance thereof, including, without limitation, (i) to execute and deliver any and all documents and instruments which may be necessary or desirable to carry on the business of the Company, including, without limitation, any and all agreements, deeds, contracts and leases, and (ii) to take any and all other actions it deems necessary, desirable, convenient or incidental for the furtherance of the objectives and purposes of the Company and shall have and may exercise all of the powers and rights conferred upon a limited liability company formed pursuant to the Act.

5.	Registered Office. The address of the registered office of the Company in the State of New Jersey is 820 Bear Tavern Road, West Trenton, New Jersey 08628.

6.	Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of New Jersey are The Corporation Trust Company, 820 Bear Tavern Road, West Trenton, New Jersey 08628.

7.	Members. The names, mailing addresses and percentage interests of the Members are set forth on Exhibit A attached to this Agreement.

8.	Designation of Manager.

(i) The Members hereby agree that the responsibility for managing the business and affairs of the Company shall be delegated to one (1) manager (the “Manager”) and they hereby consent to the appointment of Toll Land Corp. No. 10, a Delaware corporation, as the sole Manager of the Company.

(ii) The Manager shall serve and continue in such office throughout the entire term of the Company unless sooner removed by written action of the Members, by operation of law, by order or decree of any court of competent jurisdiction, or by voluntary resignation of the Manager.

(iii) In the event of the resignation, removal or termination for any reason whatsoever of a Manager, the written consent of the Members shall be required to designate a new manager.

(iv) The Manager may appoint one or more officers of the Company (each, an “Officer” and collectively, the “Officers”), including, without limitation, a President, a Secretary, one or more Vice Presidents and one or more Assistant Vice Presidents and Assistant Secretaries. Each such Officer shall have delegated to him the authority and power to execute and deliver on behalf of the Company any and all such contracts, certificates, agreements, instruments and other documents, and to take any such action as he deems necessary and in the best interest of the Company. The Officers shall serve at the pleasure of the Manager, and the Manager may remove any person as an Officer and/or appoint additional persons as Officers, as the Manager deems necessary or desirable. Any person or entity dealing with the Company may conclusively presume that an Officer who executes a contract, certificate, agreement, instrument or other document on behalf of the Company has the full power and authority to do so and each such document shall, for all purposes, be duly authorized, executed and delivered by the Company upon execution by such Officer. By execution hereof, the Members hereby appoint as the initial Officers the persons specified in Exhibit B attached hereto, who shall hold the office set forth opposite their names.

9.	Exculpation and Indemnification. In the event that the Members, or any of their direct or indirect partners, directors, officers, stockholders, employees, agents, affiliates or controlling persons, including, without limitation, the Managers or Officers (collectively, the “Indemnified Persons”, each, including such member, an “Indemnified Person”), become involved, in any capacity, in any threatened, pending or completed, action, proceeding or investigation, in connection with any matter arising out of or relating to the Company’s business or affairs, the Company will periodically reimburse such Indemnified Person for its legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith, provided that such Indemnified Person shall promptly repay to the Company the amount of any such reimbursed expenses paid to it if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified by the Company in connection with such action, proceeding or investigation as provided in the exception contained in the next succeeding sentence. To the fullest extent permitted by law, the Company also will indemnify and hold harmless an Indemnified Person against any losses, claims, damages, liabilities, obligations, penalties, actions, judgments, suits, proceedings, costs, expenses and disbursements of any kind or nature whatsoever (collectively, “Costs”), to which such an Indemnified Person may become subject in connection with any matter arising out of or in connection with the Company’s business or affairs, except to the extent that any such Costs result solely from the willful misfeasance, gross negligence or bad faith of such Indemnified Person. If for any reason (other than the willful misfeasance, gross negligence, or bad faith of such Indemnified Person) the foregoing indemnification is unavailable to such Indemnified Person, or insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by such Indemnified Person as a result of such Costs in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and such Indemnified Person on the other hand but also the relative fault of the Company and such Indemnified Person, as well as any relevant equitable considerations. The reimbursement, indemnity and contribution obligations of the Company under this Section 9 shall be in addition to any liability which the Company may otherwise have to any Indemnified Person and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company and any Indemnified Person. The reimbursement, indemnity and contribution obligations of the Company under this Section 9 shall be limited to the Company’s assets, and no member shall have any personal liability on account thereof. The foregoing provisions shall survive any termination of this Agreement.

10.	Admission. The Members are hereby deemed admitted as the members of the Company upon the execution and delivery of this Restated Agreement.

11.	Allocation of Profits and Losses. The Company’s profits and losses shall be allocated to the Members in accordance with their percentage interests.

12.	Distributions. Distributions shall be made to the Members in accordance with their percentage interests.

13.	Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and neither the Members nor any affiliate, director, officer, partner or controlling person of the Members shall be obligated personally for any such debt, obligation or liability of the Company.

14.	Governing Law. THIS RESTATED AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED UNDER, THE LAWS OF THE STATE OF NEW JERSEY, ALL RIGHTS AND REMEDIES BEING GOVERNED BY SAID LAWS, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

15.	Amendments. This Restated Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Members.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Restated Agreement as of the date first written above.

MEMBERS

TOLL HUDSON LP

BY:	TOLL LAND CORP. NO. 10 General Partner

By:
David A. Larkin
Assistant Vice President &
Assistant Secretary

TOLL HOBOKEN LLC

By:
David A. Larkin
Assistant Vice President &
Assistant Secretary

EXHIBIT A

Members	Percentage Interest	Address

Toll Hudson LP	50%	250 Gibraltar Road Horsham, PA 19044

Toll Hoboken LLC	50%	250 Gibraltar Road Horsham, PA 19044

EXHIBIT B

OFFICER LIST